                                                                     Exhibit 2

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                             AGREEMENT AND PLAN OF MERGER

                                        among

                                 REGAL CINEMAS, INC.,
                            REGAL ACQUISITION CORPORATION,
                                   RAC CORPORATION,
                                  RAC FINANCE CORP.,

                                COBB THEATRES, L.L.C.,
                                   R.C. COBB, INC.,
                               COBB THEATRES II, INC.,
                                 COBB FINANCE CORP.,

                                         and

                                  TRICOB PARTNERSHIP

                              Dated as of June 11, 1997








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


                             AGREEMENT AND PLAN OF MERGER


    This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 11th day of June, 1997, by and among Regal Cinemas, Inc., a Tennessee corporation ("Regal"), Regal Acquisition Corporation, a newly formed Alabama corporation and wholly owned subsidiary of Regal ("Merger Sub I"), RAC Corporation, a newly formed Alabama corporation and wholly owned subsidiary of Regal ("Merger Sub II"), RAC Finance Corp., a newly formed Alabama corporation and wholly owned subsidiary of Regal ("Merger Sub III"), Cobb Theatres, L.L.C., an Alabama limited liability company ("Cobb Theatres"), R.C. Cobb, Inc., an Alabama corporation and wholly owned subsidiary of Cobb Theatres ("Cobb I"), Cobb Theatres II, Inc., an Alabama corporation and wholly owned subsidiary of Cobb Theatres ("Cobb II"), Cobb Finance Corp., an Alabama corporation and wholly owned subsidiary of Cobb Theatres ("Cobb Finance") and Tricob Partnership, a general partnership (the "Partnership"). Except as otherwise indicated herein or unless the context otherwise requires, Cobb Theatres, Cobb I, Cobb II and Cobb Finance shall be referred to collectively as the "Cobb Group."

                                       RECITALS

    A. The Board of Directors of Regal, the Managers of Cobb Theatres each have determined that a business combination between Regal and Cobb Theatres is in the best interests of their respective companies, shareholders and members and presents an opportunity for their respective companies to enhance the service provided to consumers and achieve long-term strategic and financial benefits, and accordingly have agreed to effect the mergers provided for herein upon the terms and subject to the conditions set forth herein.

    B. The Board of Directors of Regal and all the partners of the Partnership (the "Partners") have determined that the acquisition of all of the Partners' interests in the Partnership is in the best interests of their respective companies, shareholders and partners.

    C. For federal income tax purposes, it is intended that the mergers provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "pooling of interests."

    D. Regal, Merger Sub I, Merger Sub II, Merger Sub III, Cobb Theatres, Cobb I, Cobb II, Cobb Finance and the Partnership desire to make certain representations, warranties and agreements in connection with the mergers and the acquisition of the partnership interests.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE 1.

                                     THE MERGERS

    1.1 The Mergers; Acquisition of Partnership Interests. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in
Section 1.3), Merger Sub I shall be merged with and into Cobb I, Merger Sub II will be merged with and into Cobb II, and Merger Sub III will be merged with and into Cobb Finance, in accordance with this Agreement. The separate corporate existence of each of Merger Sub I, Merger Sub II and Merger Sub III shall
thereupon cease (the "Mergers").   Cobb I, Cobb II and Cobb Finance shall be the
surviving corporations in the Mergers (sometimes hereinafter referred to as the "Surviving Corporations") and shall each be a wholly owned subsidiary of Regal. The Mergers shall have the effects specified in Section 10-2B-11.06 of the Alabama Business Corporation Act ("ABCA"). Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2) Regal shall acquire from the Partners all their partnership interests (the "Partnership Interests") in the Partnership (the "Acquisition").

    1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers and the Acquisition (the "Closing") shall take place
(a) at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Regal and the Cobb Group may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    1.3  Effective Time.  If all the conditions to the Mergers set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger meeting the requirements of Section 10-2B-11.05 of the ABCA to be properly executed and filed in accordance with such Section on the Closing Date. The Mergers shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Mergers (the "Effective Time").


                                      ARTICLE 2.
                         ARTICLES OF INCORPORATION AND BYLAWS
               AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATIONS

    2.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub I, Merger Sub II and Merger Sub III in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporations, until duly amended in accordance with applicable law.

    2.2 Bylaws. The Bylaws of Merger Sub I, Merger Sub II and Merger Sub III in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporations, until duly amended in accordance with applicable law.

    2.3 Directors. The directors of Merger Sub I, Merger Sub II and Merger Sub III immediately prior to the Effective Time shall be the directors of the Surviving Corporations as of the Effective Time.

    2.4 Officers. The officers of Merger Sub I, Merger Sub II and Merger Sub III immediately prior to the Effective Time shall be the officers of the Surviving Corporations as of the Effective Time.

                                      ARTICLE 3.

                              CONVERSION OF COBB SHARES

    3.1 Conversion of Shares. At the Effective Time, all of the shares of Cobb I, Cobb II and Cobb Finance and all Partnership Interests shall be converted into the Aggregate Issuable Regal Shares. The Aggregate Issuable Regal Shares shall be allocated among the shareholders of Cobb I, Cobb II, Cobb Finance and the Partners as set forth on Exhibit 3.1 hereto. For purposes of this Agreement, the capitalized terms shall have the definitions set forth below:

         (a) "Aggregate Issuable Regal Shares" shall mean a number of shares of Regal Common Stock issuable for all Cobb Shares and Partnership Interests computed by dividing the "Dollar Value" by the "Average Price." The "Dollar Value" shall equal the sum of $200.0 million dollars plus Cobb Current Assets and Partnership Current Assets plus noncurrent deferred tax assets of Cobb Theatres and the Partnership plus the fair market value of all real estate owned by the Partnership, minus Cobb Liabilities and Partnership Liabilities.

         (b) "Cobb Shares" shall mean all of the issued and outstanding shares of Common Stock of Cobb I, Cobb II and Cobb Finance immediately prior to the Effective Time (including any shares which may have been issued upon exercise of the currently outstanding options or warrants).

         (c) "Cobb Liabilities" shall mean Cobb Theatres' total current and long-term liabilities (on an undiscounted basis) on the Cobb Closing Balance Sheet including any deferred rent on the Cobb Closing Balance Sheet. Current liabilities shall also include accruals for fees, expenses or compensation payable as a result of the Mergers and the Acquisition plus $250,000.

         (d) "Cobb Current Assets" shall mean the current assets of Cobb Theatres on the Cobb Closing Balance Sheet.


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

         (e) "Partnership Current Assets" shall mean the current assets of the Partnership on the Partnership Closing Balance Sheet.

         (f) The "Average Price" of Regal Common Stock shall mean $31.84, which is the average per share closing sale price of Regal Common Stock as traded on the Nasdaq National Market ("NASDAQ") as reported in the Wall Street Journal for the twenty (20) trading days which end five (5) trading days prior to the earlier of: (i) the issuance of a press release or other public announcement with respect to the Mergers or (ii) the date hereof.

         (g) "Cobb Closing Balance Sheet" shall mean Cobb Theatres consolidated balance sheet as of May 31, 1997 (provided the Closing occurs on or before July 15, 1997; if the Closing occurs after July 15, 1997, then the Cobb Closing Balance Sheet shall be as of June 30, 1997), prepared by Cobb Theatres in accordance with Generally Accepted Accounting Principles, applied in a manner consistent with that customarily followed by Cobb Theatres, a draft of which shall have been furnished to Regal for its review at least five days prior to Closing.

         (h) "Partnership Liabilities" shall mean the Partnership's total current and long-term liabilities (on an undiscounted basis) on the Partnership Closing Balance Sheet including any deferred rent on the Partnership Closing Balance Sheet. Current liabilities shall include accruals for fees, expenses or compensation payable as a result of the Acquisition.

         (i) "Partnership Closing Balance Sheet" shall mean the Partnership's balance sheet as of May 31, 1997 (provided the Closing occurs on or before July 15, 1997; if the Closing occurs after July 15, 1997, then the Cobb Closing Balance Sheet shall be as of June 30, 1997), prepared by the Partnership in accordance with Generally Accepted Accounting Principles, applied in a manner consistent with that customarily followed by the Partnership, a draft of which shall have been furnished to Regal for its review at least five days prior to Closing.

    3.2 Fractional Shares. In lieu of the issuance of fractional shares of Regal Common Stock, the shareholders of each of Cobb I, Cobb II and Cobb Finance and each Partner of the Partnership shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of Regal Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Regal Common Stock shall be such fraction multiplied by the Average Price, as determined in Section 3.1(f).

    3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Cobb Shares upon surrender thereof to First National Bank of Boston (the "Exchange Agent"), as exchange agent for Regal, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Regal Common Stock into which such holders' Cobb Shares were converted. Until so surrendered, each outstanding certificate representing Cobb Shares shall be deemed for all purposes to represent the number of whole shares of Regal Common Stock into which the Cobb Shares theretofore represented shall have been converted. Regal may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of Regal Common Stock to the holders of certificates representing Cobb Shares until such certificates are surrendered for exchange, provided, however, that, subject to the rights of Regal under its charter, upon surrender and exchange of such certificates of Cobb Shares there shall be paid to the recordholders of the Regal stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of Regal Common Stock into which the Cobb Shares theretofore represented thereby shall have been converted and which have not previously been paid. Under the terms of its credit agreements, Regal has agreed not to pay any cash dividends.

    3.4 Stock Splits, Etc. of Regal Common Stock. In the event Regal changes the number of shares of Regal Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization or any other transaction in which any security of Regal or any other entity or cash is issued or paid in respect of the outstanding shares of Regal Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the conversion ratio, as well as the dollar amounts set forth in Sections 3.1(f) and 9.2 shall be proportionately adjusted.

    3.5 Consent to Mergers; Waiver of Dissenter's Rights. By its execution of this Agreement, the Cobb Group (a) consents to the terms of the Mergers and to the taking of action to approve the Mergers without a meeting, (b) acknowledges that it is aware of its rights to dissent to the Mergers and demand payment for its Cobb Shares in accordance with the ABCA and the Bylaws of Cobb I, Cobb II and Cobb Finance, and (c) waives such rights to dissent and demand payment.

                                      ARTICLE 4.

               REPRESENTATIONS AND WARRANTIES OF COBB THEATRES, COBB I,
                               COBB II AND COBB FINANCE

    Except as set forth in the disclosure letter delivered prior to the execution hereof to Regal (the "Cobb Disclosure Letter"), Cobb Theatres, Cobb I, Cobb II and Cobb Finance, represent and warrant to Regal as of the date of this Agreement as follows:

    4.1  Existence; Good Standing; Authority; Compliance With Law.   Cobb
Theatres is a limited liability company duly organized, and validly existing under the laws of the State of Alabama. Cobb Theatres is duly licensed or qualified to do business as a foreign limited liability company and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a

                                          5
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Cobb Material Adverse Effect, as defined in Section 11.17 hereof.  Cobb Theatres has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted. Each member of the Cobb Group is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which it is subject, where such violation would have a Cobb Material Adverse Effect. Each member of the Cobb Group has all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where failure to obtain any such item or to take any such action would not have a Cobb Material Adverse Effect.

    4.2 Authorization, Validity and Effect of Agreements. Each member of the Cobb Group has the full requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by each member of the Cobb Group of the transactions contemplated hereby has been duly authorized by all requisite action by it. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of each member of the Cobb Group enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    4.3 Capitalization. As of the date of this Agreement, the Members of Cobb Theatres own one hundred percent (100%) of the membership interests in Cobb Theatres (the "Cobb Membership Interests") as set forth on Exhibit 4.3 hereto. As of the date of this Agreement, the authorized capital stock of Cobb I, Cobb II and Cobb Finance and the issued and outstanding capital stock of Cobb I, Cobb II and Cobb Finance (and the owners thereof) are as set forth on Exhibit 3.1 hereto. Cobb Theatres has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the members of Cobb Theatres (the "Members") on any matter. All issued and outstanding Cobb Membership Interests and Cobb Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments which obligate Cobb Theatres, Cobb I, Cobb II or Cobb Finance to issue, transfer or sell any shares of capital stock of Cobb Theatres, Cobb I, Cobb II or Cobb Finance.

    4.4 Prior Sales of Securities. All offers and sales of Cobb Membership Interests and Cobb Shares outstanding prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

    4.5 Subsidiaries. The Cobb Disclosure Letter contains a complete list of each corporation, partnership, joint venture or other business organization (the "Subsidiary" or, with

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

respect to all such organizations, the "Subsidiaries") in which Cobb Theatres or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which Cobb Theatres or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by Cobb Theatres. Each Subsidiary which is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualifications necessary, except where the failure to be so qualified would not have a Cobb Material Adverse Effect. Each Subsidiary which is not a corporation is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has the requisite power and authority to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid and nonassessable. There are no outstanding options, rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of any of the Subsidiaries. Cobb Theatres and the Subsidiaries have a good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on the Cobb Disclosure Letter free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind.

    4.6 Other Interests. Cobb Theatres does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity except for Cobb I, Cobb II and Cobb Finance.

    4.7 No Violation. Neither the execution and delivery by Cobb Theatres and its Subsidiaries of this Agreement, nor the consummation by Cobb Theatres and its Subsidiaries of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Organization or Operating Agreement of Cobb Theatres; (ii) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of any corporate Subsidiary; (iii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Cobb Theatres pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Cobb Theatres is a party; or (iv) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Cobb Theatres, the violation of which would have a Cobb Material Adverse Effect.

    4.8 Financial Statements. Cobb Theatres has delivered its consolidated financial statements for the year ended August 31, 1996 and unaudited interim consolidated financial statements for each month and quarter subsequent thereto. Each of the consolidated balance sheets provided to Regal (including any related notes and schedules) fairly presents the financial position of Cobb Theatres as of its date and each of the consolidated statements of income, retained earnings

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


and cash flows provided to Regal (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of Cobb Theatres for the periods set forth therein (subject, in the case of unaudited statements, to the omission of footnotes and to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Such consolidated financial statements have been prepared from the books and records of Cobb Theatres which accurately and fairly reflect the transactions and dispositions of the assets of Cobb Theatres. As of February 28, 1997 or any subsequent date for which a consolidated balance sheet is provided, Cobb Theatres had no material liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date. Cobb Theatres has adequately accrued employee benefit costs and such accruals (to the date thereof) are reflected in the balance sheet.

    4.9 No Material Adverse Changes. Since February 28, 1997, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of the Cobb Group, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of Cobb Theatres' business; (ii) any extraordinary dividend declared or paid or distribution made on the capital stock of the Cobb Group or distribution made to the Members, or any capital stock thereof redeemed or repurchased; (iii) any extraordinary dividend declared or paid or distribution made on the capital stock of Cobb I, Cobb II or Cobb Finance or distribution made to their shareholders, or any capital stock thereof redeemed or repurchased; (iv) any incurrence of long term debt in excess of $50,000; (v) any salary, bonus or compensation increases to any officers, employees or agents of Cobb Theatres, other than customary increases; (vi) any pending or, to the best Knowledge of the Principals, threatened labor disputes or other labor problems against or potentially affecting Cobb Theatres, or
(vii) any other material transaction entered into by Cobb Theatres, except in the ordinary course of business and consistent with past practice.

    4.10 Tax Matters. The provisions for taxes shown on the Cobb Group financial statements for the year ended August 31, 1996 are adequate to cover the liability of the Cobb Group for all taxes (including employer income tax withholding, social security and unemployment taxes) to the date thereof. Since August 31, 1996, the Cobb Group has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax Liens (other than liens for current Taxes not yet due) upon any properties or assets of the Cobb Group (whether real, personal or mixed, tangible or intangible), and except as reflected in the financial statements, there are no pending or, to the best Knowledge of the Principals, threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against the Cobb Group. The Cobb Group has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Cobb Group is not a party to any Tax allocation or sharing agreement. If the Cobb Group has ever been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated federal income tax return (an "Affiliated Group"), each such Affiliated Group has filed all Tax returns that it was required to file for each taxable period during which the

Cobb Group was a member of the Affiliated Group, and has paid all taxes owed by the Affiliated Group (whether or not shown on the Tax return) for each taxable period during which the Cobb Group was a member of the Affiliated Group. The Cobb Group has no liability for the taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law). For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest penalty or addition thereto whether disputed or not.

    4.11 Employees and Fringe Benefit Plans.

         (a) The Cobb Disclosure Letter sets forth the names and titles of the Managers, officers and employees of the Cobb Group earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such Manager, officer and employee as of the most recent practicable date.

         (b) The Cobb Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Cobb Group, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans").
    All Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

         (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, the Cobb Group has delivered to Regal correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

         (d) The Cobb Group does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The Cobb Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of the Cobb Group with respect to each such existing Plan.

         (e) The Cobb Group has no unfunded past service liability in respect of any of its Plans; the actually computed value of vested benefits under any Pension Plan of the Cobb Group (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither the Cobb Group nor any Plan nor, to the best Knowledge of the Principals, any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to the best Knowledge of the Principals, threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in
    Section 4043 of ERISA with respect to any Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each Pension Plan and each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, a favorable determination letter from the Internal Revenue Service.

         (f) The Cobb Group has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

         (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by the Cobb Group to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of the Cobb Group to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

         (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

         (i) Neither the Cobb Group nor any of its "affiliates" (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and the Cobb Group has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

         (j) No Pension Plan has been completely or partially terminated, nor has any proceeding been instituted by the PBGC to terminate any such Pension Plan; the Cobb Group has not incurred, and does not presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

    4.12 Assets; Leaseholds.

         (a) Assets. The Cobb Group owns the assets reflected on the February 28, 1997 consolidated balance sheet (including any patents, copyrights, trade names, service marks and other names and marks used in connection with its business), with good and marketable title, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except (i) for certain of the assets which are encumbered by liens that Cobb Theatres has the means to remove prior to the Effective Time, (ii) liens incurred in the ordinary course of business, (iii) taxes not yet due, and (iv) minor imperfections of title which do not materially affect the value and use of such assets.

         (b) Leaseholds. The Cobb Group owns good and marketable leasehold title to the premises leased by the Cobb Group, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except to the extent expressly set forth in the leases. Following the Mergers, the Cobb Group will continue to have all its rights under such leases for the premises now leased by the Cobb Group free and clear of any claims, liens, mortgages, options, charges, security interests, restrictions, easements, rights, privileges and encumbrances and the Mergers will not result in any increase in rents or charges under any lease.

    4.13 Lawfully Operating. To the best Knowledge of the Principals, the Cobb Group has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance with all material statutes, regulations, bylaws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or board applicable to the same.

    4.14 No Subleases or Licenses. There are no subleases or licenses to use all or any portion of the premises leased by the Cobb Group, except as set forth in the leases. The leases are valid, binding and enforceable in accordance with the terms of each, and are in good standing. The Cobb Group is not in default in payment of rent, or in the performance of any of its material obligations under the leases and, to the best Knowledge of the Principals, no ground lessor to any such landlord or lessors is in default on any ground lease. To the best Knowledge of the Principals, the landlords or lessors under the leases are not in breach of any of their obligations under the leases and, no ground lessor to any such landlord or lessor is in default of any ground lease. No state of facts exists which, after notice or lapse of time or both, would result in a breach or default under the leases. The copies of the leases, which the Cobb Group has delivered to Regal are true, correct and complete copies of the leases, and the Cobb Group has delivered to Regal all amendments, modifications and letter agreements which relate to such leases (except correspondence or other documents sent or received in the ordinary course of business, including percentage rent reports, which do not alter the terms of the leases).

    4.15 Theatre Premises. With respect to each of the theatre premises owned or leased by the Cobb Group:

         (a) All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services, and all mechanical systems are installed and connected pursuant to valid permits, and are operating, normal wear and tear excepted;

         (b) The buildings and improvements do not in any material respect violate any governmental laws, ordinances, rules and regulations;

         (c) The Cobb Group has not received any notice from any insurance carrier of defects or inadequacies which, if not corrected, could reasonably be expected to result in termination of insurance coverage or a material increase in the cost thereof, and there are no such defects or inadequacies;

         (d) The theatre premises are zoned in a manner which permits their present use, and such use and occupation are not, in breach of any material statute, bylaw, regulation, ordinance, order, covenant, declaration, restriction or plan, including, without limitation, those relating to environmental protection. No charges or violations have been filed, served, made or, to the best Knowledge of the Principals, threatened against or relating to the premises as a result of any violation or alleged violation of any of the aforesaid, nor has the Cobb Group received any notice from any municipal, state, federal or other governmental authority that any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulatory violations have been issued in respect of the premises, and no such violations exist. To the best Knowledge of the Principals, there are not pending or threatened, requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the premises, or changes or events which might curtail or interfere with the use of the premises; and

         (e) There has not been received by the Cobb Group, any written notice relating to any threatened or pending condemnation or expropriation of any of the theatre premises from any governmental department, branch, agency, office or other authority.

    4.16 No Litigation. There are no actions, suits or proceedings pending against the Cobb Group, or overtly threatened in writing against the Cobb Group, at law or in equity, or before or by any federal or state commission or board, bureau or agency or instrumentality that are reasonably likely to have a Cobb Material Adverse Affect. The Cobb Group is not subject to any currently existing order, writ injunction or decree relating to its operations.

    4.17 Company Records. True and correct copies of the Articles of Organization and Operating Agreement of Cobb Theatres and true and correct copies of the Articles of Incorporation and Bylaws of each of Cobb I, Cobb II and Cobb Finance have been delivered to Regal. The minute books of Cobb Theatres, Cobb I, Cobb II and Cobb Finance submitted to Regal for review correctly reflect all action taken at all the meetings (or by written consent in lieu thereof) of their respective managers, directors, shareholders and Members and correctly record all resolutions thereof.

    4.18 No Defaults. The Cobb Group has in all material respects performed all material obligations to be performed by it under all material contracts, agreements, and commitments to which it is a party, and there is not under any such material contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a curable default.

    4.19 Concession Inventory. The concession inventories of the Cobb Group consist in all material respects of items of quality and quantity useable and saleable in the ordinary course of business and will be maintained at normal levels continuously until the Closing Date.

    4.20 Hazardous Substances.

    For purposes of this Agreement, the following terms shall have the following meanings:

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.;

    "Cobb Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by the Cobb Group, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by the Cobb Group;

    "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and(ii) below, "Claims") or any permit issued under any such Environmental Law, including without limitation;

         (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

         (ii) any and all Claims by any third party seeking damages, response, costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

    "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, or safety of hazardous, toxic or dangerous materials, substances or wastes, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. Sections 136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq.; and any similar state or local law;

    "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as hereinafter defined, and any other substance defined as toxic or hazardous under any federal, state or local law, rules, regulation, ordinance code or policy, including, but not limited to:

         (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated biphenyls, and radon gas;

         (ii) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) any current Environmental Law or currently listed as such pursuant to any Environmental Law; and

         (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority;

    "Improperly" means done in any manner that poses a threat to human health, safety or the environment;

    "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         (a) Hazardous Materials have not been illegally or Improperly generated, used, treated or stored on, or transported to or from, any Cobb Property;

         (b) No asbestos-containing materials or other Hazardous Materials have been installed in or affixed to structures on any Cobb Property;

         (c) Hazardous Materials have not been disposed of or otherwise Released on any Cobb Property;

         (d) The Cobb Group is currently, and has at all times in the past been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Cobb Property;

         (e) There are no past, pending or to the best Knowledge of the Principals, threatened Environmental Claims against the Cobb Group or any Cobb Property;

         (f) There are no facts or circumstances, conditions or occurrences on any Cobb Property or otherwise that could reasonably be anticipated by the Cobb Group:

              (i) to form the basis of an Environmental Claim against the Cobb Group or any Cobb Property; or

              (ii) to cause such Cobb Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Cobb Property under any Environmental Law; and

         (g) There are not now, nor have there been at any time, any aboveground or underground storage tanks located on any Cobb Property.

    4.21 Labor Matters. The Cobb Group is not a party to any collective bargaining agreement and has not been the subject of any union activity or labor dispute, and there has not been any strike of any kind called or, to the best Knowledge of the Principals, threatened to be called against the Cobb Group. To the best Knowledge of the Principals, the Cobb Group has not violated any applicable federal or state law or regulation relating to labor or labor practices. The Cobb Group does not have any material liability to any of its employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents, or consultants.

    4.22 Pooling of Interests. None of Cobb Theatres, Cobb I, Cobb II nor Cobb Finance has taken or failed to take any action which, to the best Knowledge of the Principals, would prevent the accounting for the Mergers as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

    4.23 No Brokers. The Cobb Group has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Cobb Theatres, the Partnership, Merger Sub I, Merger Sub II, Merger Sub III or Regal to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Cobb Theatres is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    4.24 Cobb SEC Reports. Prior to the date hereof, the Cobb Group has delivered to Regal copies of all filings made with the Securities and Exchange Commission since May 1, 1996 (the "Cobb Reports"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Securities Act of 1933, as amended (the "Securities Act"). The Cobb Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act and Securities Act, and the rules and regulations promulgated thereunder, an (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the Cobb Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Cobb Group as of its date and each of the consolidated statements of income, changes in shareholders' or member's equity, and cash flows included in the Cobb Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, changes in shareholders' or member's equity, or cash flows of Cobb Theatres for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

    4.25 Regal Stock Ownership. Cobb Theatres does not own any shares of Regal Common Stock or other securities convertible into Regal Common Stock.

    4.26 Proxies. All holders of Cobb Membership Interests and Cobb Shares have delivered their valid and binding irrevocable proxies in the form attached hereto as Exhibit 4.26 to vote in favor of the Mergers and the transactions contemplated hereby.

    4.27 Full Disclosure. All of the information provided by Cobb Theatres, Cobb I, Cobb II and Cobb Finance and their representatives herein or in the Cobb Disclosure Letter are true, correct, and complete in all material respects and no representation, warranty, or statement made by the Cobb Group in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Regal. None of the Members of Cobb Theatres nor any of the shareholders of Cobb I, Cobb II or Cobb Finance, nor any of their officers has withheld from Regal or its representatives disclosure of any event, condition, or fact that such officer, shareholder or Member knows, could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of the Cobb Group, other than business conditions generally affecting the theatre business generally.

                                      ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

    Except as set forth in the Cobb Disclosure Letter delivered prior to the execution hereof to Regal (the "Cobb Disclosure Letter"), the Partnership represents and warrants to Regal as of the date of this Agreement as follows:

    5.1 Good Standing; Authority; Compliance With Law. The Partnership is duly organized and validly existing under the laws of the jurisdiction of its organization. The Partnership is duly licensed or qualified to do business and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Cobb Material Adverse Effect. The Partnership has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted. The Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership is subject, where such violation would have a Cobb Material Adverse Effect. The Partnership has all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where failure to obtain any such item or take any such action would not have a Cobb Material Adverse Effect.

    5.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by the Partnership of the transactions contemplated hereby has been duly authorized by all requisite action by the Partnership. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    5.3 No Violation. Neither the execution and delivery by the Partnership of this Agreement, nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Partnership Agreement of the Partnership; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of the Partnership pursuant to any material commitment, lease, contract, or other material agreement or instrument to which the Partnership is a party; or
(iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Partnership, the violation of which would have a Cobb Material Adverse Effect.

    5.4 Financial Statements. The Partnership has delivered its financial statements for the year ended December 31, 1996 and interim financial statements for each month and quarter subsequent thereto. Each of the balance sheets provided to Regal fairly presents the financial position of the Partnership as of its date and each of the statements of income, changes in partnership capital and cash flows provided to Regal fairly presents the results of operations, and changes in partnership capital or cash flows of the Partnership for the periods set forth therein (subject, in the case of interim statements, to the omission of normal year-end adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Such financial statements have been prepared from the books and records of the Partnership which accurately and fairly reflect the transactions and dispositions of the assets of the Partnership. As of December 31, 1996, or any subsequent date for which a balance sheet is provided, the Partnership had no material liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date.

    5.5 No Material Adverse Changes. Since December 31, 1996, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of the Partnership except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of the Partnership's business; (ii) any extraordinary distribution made on the capital interests of the Partnership or distribution made to the Partners, or any capital interests thereof redeemed or repurchased; (iii) any incurrence of long term debt in excess of $50,000;
(iv) any salary, bonus or compensation increases to any officers, employees or agents of the Partnership, other than customary increases; (v) any pending or, to the Knowledge of the Principals, threatened labor disputes or other labor problems against or potentially affecting the Partnership, or (vi) any other material transaction entered into by the Partnership, except in the ordinary course of business and consistent with past practice.

    5.6 Tax Matters. The Partnership is not a taxpaying entity for federal and state income tax purposes and thus no income tax expense has been recorded in the statements. The provisions for taxes shown on the Partnership Financial Statements for the year ended December 31, 1996 are adequate to cover the liability of the Partnership for all taxes (including employer income tax withholding, social security and unemployment taxes) to the date hereof. Since December 31, 1996, the Partnership has not incurred any Tax liabilities other than in the ordinary course of business;

there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of the Partnership (whether real, personal or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to the best Knowledge of the Principals, threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against the Partnership. The Partnership has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Partnership is not a party to any Tax allocation or sharing agreement. If the Partnership has ever been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated federal income tax return (an "Affiliated Group"), each such Affiliated Group has filed all Tax returns that it was required to file for each taxable period during which the Partnership was a member of the Affiliated Group, and has paid all taxes owed by the Affiliated Group (whether or not shown on the Tax return) for each taxable period during which the Partnership was a member of the Affiliated Group. The Partnership has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law). For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ("Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    5.7  Assets; Leaseholds.

         (a) Assets. The Partnership owns the assets reflected on the December 31, 1996 balance sheet (including any patents, copyrights, trade names, service marks and other names and marks used in connection with its business), with good and marketable title, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except (i) for certain of the assets which are encumbered by liens that the Partnership has the means to remove prior to the Effective Time, (ii) liens incurred in the ordinary course of business, (iii) taxes not yet due, and (iv) minor imperfections of title which do not materially affect the value and use of such assets.

         (b) Leaseholds. The Partnership owns good and marketable leasehold title to the premises leased by the Partnership, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except to the extent expressly set forth in the leases. Following the Mergers and the Acquisition, the Partnership will continue to have all its rights under such leases for the premises now leased by the Partnership free and clear of any claims, liens, mortgages, options, charges, security interests, restrictions, easements, rights, privileges and encumbrances and the Mergers and the Acquisition will not result in any increase in rents or charges under any lease.

    5.8 Lawfully Operating. To the best Knowledge of the Principals, the Partnership has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance with all material statutes, regulations, bylaws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or board applicable to the same.

    5.9 No Subleases or Licenses. There are no subleases or licenses to use all or any portion of the premises leased by the Partnership, except as set forth in the leases. The leases are valid, binding and enforceable in accordance with the terms of each, and are in good standing. The Partnership is not in default in payment of rent, or in the performance of any of its material obligations under the leases and, to the best Knowledge of the Principals, no ground lessor to any such landlord or lessors is in default of any ground lease. To the best Knowledge of the Principals, the landlords or lessors under the leases are not in breach of any of their obligations under the leases and no ground lessor to any such landlord or lessor is in default of any ground lease. No state of facts exists which, after notice or lapse of time or both, would result in a breach or default by the Partnership under the leases. The copies of the leases which the Partnership has delivered to Regal are true, correct and complete copies of the leases, and the Partnership has delivered to Regal all amendments, modifications, and material letter agreements which relate to such leases (except correspondence or other instruments or documents sent or received in the ordinary course of business, including percentage rent reports, which do not alter the terms of the leases).

    5.10 Theatre Premises. With respect to each of the theatre premises owned or leased by the Partnership:

         (a) All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services, and all mechanical systems are installed and connected pursuant to valid permits, and are operating, normal wear and tear excepted;

         (b) The buildings and improvements do not in any material respect violate any governmental laws, ordinances, rules and regulations;

         (c) The Partnership has not received any notice from any insurance carrier of defects or inadequacies which, if not corrected, could reasonably be expected to result in termination of insurance coverage or a material increase in the cost thereof, and there are no such defects or inadequacies;

         (d) The theatre premises are zoned in a manner which permits their present use, and such use and occupation are not, in breach of any material statute, bylaw, regulation, ordinance, order, covenant, declaration, restriction or plan, including, without limitation, those relating to environmental protection. No charges or violations have been filed, served, made or, to the best Knowledge of the Principals, threatened against or relating to the premises as a result of any violation or alleged violation of any of the aforesaid, nor has the Partnership received any notice from any municipal, state, federal or other governmental authority that any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulatory violations have been issued in respect of the premises, and no such violations exist. To the best Knowledge of the Principals, there are no pending or threatened, requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the premises, or changes or events which might curtail or interfere with the use of the premises; and

         (e) There has not been received by the Partnership, any written notice relating to any threatened or pending condemnation or expropriation of any of the theatre premises from any governmental department, branch, agency, office or other authority.

    5.11 No Litigation. There are no actions, suits or proceedings pending against the Partnership, or overtly threatened in writing against the Partnership, at law or in equity, or before or by any federal or state commission or board, bureau or agency or instrumentality that are reasonably likely to have a Cobb Material Adverse Affect. The Partnership is not subject to any currently existing order, writ injunction or decree relating to its operations.

    5.12 No Defaults. The Partnership has in all material respects performed all material obligations to be performed by it under all material contracts, agreements, and commitments to which it is a party, and there is not under any such material contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a curable default.

    5.13 Hazardous Substances.

    For purposes of this Agreement, "Partnership Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by the Partnership, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by the
Partnership:

         (a) Hazardous Materials have not at any time been illegally or Improperly generated, used, treated or stored on, or transported to or from, any Partnership Property;

         (b) No asbestos-containing materials or other Hazardous Materials have been installed in or affixed to structures on any Partnership Property;

         (c) Hazardous Materials have not at any time been disposed of or otherwise Released on any Partnership Property;

         (d) The Partnership is currently, and has at all times in the past been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Partnership Property;

         (e) There are no past, pending or, to the best Knowledge of the Principals, threatened Environmental Claims against the Partnership or any Partnership Property;

         (f) There are no facts or circumstances, conditions or occurrences on any Partnership Property or otherwise that could reasonably be anticipated by the Partnership:

              (i) to form the basis of an Environmental Claim against the Partnership or any Partnership Property; or

              (ii) to cause such Partnership Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Partnership Property under any Environmental Law; and

         (g) There are not now, nor have there been at any time, any aboveground or underground storage tanks located on any Partnership Property.

    5.14 Full Disclosure. All of the information provided by the Partnership and its representatives herein or in the Cobb Disclosure Letter are true, correct, and complete in all material respects and no representation, warranty, or statement made by the Partnership in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Regal. None of the Partners has withheld from Regal or its representatives disclosure of any event, condition, or fact that such partner knows, could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of the Partnership, other than business conditions generally affecting the business of the Partnership generally.

                                      ARTICLE 6.

                            REPRESENTATIONS AND WARRANTIES
               OF REGAL, MERGER SUB I, MERGER SUB II AND MERGER SUB III

    Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Cobb Theatres and the Partnership (the "Regal Disclosure Letter"), Regal, Merger Sub I, Merger Sub II and Merger Sub III represent and warrant to Cobb Theatres and the Partnership as of the date of this Agreement as follows:

    6.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Regal, Merger Sub I, Merger Sub II and Merger Sub III is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Regal is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Regal (a "Regal Material Adverse Effect"). Regal has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Regal nor any of its properties or assets is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Regal is subject, where such violation would have a Regal Material Adverse Effect. Regal has all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Regal Material Adverse Effect.

    6.2 Authorization, Validity and Effect of Agreements. Each of Regal, Merger Sub I, Merger Sub II and Merger Sub III has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Regal, Merger Sub I, Merger Sub II and Merger Sub III of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Regal, Merger Sub I, Merger Sub II and Merger Sub III, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    6.3 Capitalization. The authorized capital stock of Regal consists of 100,000,000 shares of common stock, no par value ("Regal Common Stock") and 1,000,000 shares of preferred stock, no par value (the "Regal Preferred Stock"). As of the date of this Agreement, there were 33,200,728 shares of Regal Common Stock issued and outstanding, and no shares of Regal Preferred Stock issued and outstanding. Regal has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Regal on any matter. All issued and outstanding shares of Regal Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as provided for in the Regal Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligates Regal to issue, transfer or sell any shares of capital stock of Regal.

    6.4 Subsidiaries. Regal has no subsidiaries except for Regal Investment Company, Merger Sub I, Merger Sub II and Merger Sub III. Each of Merger Sub I, Merger Sub II and Merger Sub III has been formed to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub I, Merger Sub II and Merger Sub III consists of 1,000 shares of Common Stock, no par value. Each of the outstanding shares of capital stock of each of Merger Sub I, Merger Sub II and Merger Sub III is duly authorized, validly issued, fully paid and nonassessable, and is owned by Regal free and clear of all liens, pledges, security interests, claims or other encumbrances. None of Merger Sub I, Merger Sub II nor Merger Sub III has engaged in any activities other than in connection with the transactions contemplated by this Agreement.

    6.5 No Violation. Neither the execution and delivery by Regal, Merger Sub I, Merger Sub II and Merger Sub III of this Agreement, nor the consummation by Regal, Merger Sub I, Merger Sub II or Merger Sub III of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of Regal, Merger Sub I, Merger Sub II or Merger Sub III; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of Regal, Merger Sub I, Merger Sub II or Merger Sub III pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Regal, Merger Sub I, Merger Sub II or Merger Sub III is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Regal, Merger Sub I, Merger Sub II or Merger Sub III.

    6.6 SEC Documents. Prior to the date hereof, Regal has delivered to Cobb Theatres copies of all Regal Reports. The Regal Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Regal Reports (including the related notes and schedules) fairly presents the consolidated financial position of Regal as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Regal Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of Regal for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. These representations shall be deemed to be made with respect to Regal Reports filed subsequent to the date hereof at the time of their filing.

    6.7 Litigation. There are no actions, suits or proceedings pending against Regal or, to the actual knowledge of the executive officers of Regal, overtly threatened in writing against Regal, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Regal Material Adverse Effect.

    6.8 Taxes. The provisions for taxes shown on the Regal financial statements for the year ended January 2, 1997 are adequate to cover the liability of Regal for all taxes (including employer income tax withholding, social security and unemployment taxes) to the date thereof.

    6.9 Absence of Certain Changes. Since January 2, 1997, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of Regal, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of Regal's business.

    6.10 No Brokers. Regal has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Cobb Group, the Partnership, Merger Sub I, Merger Sub II, Merger Sub III or Regal to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Regal is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    6.11 Cobb Capital Stock Ownership. None of Regal, Merger Sub I, Merger Sub II or Merger Sub III owns any shares of capital stock of Cobb Theatres, Cobb I, Cobb II or Cobb Finance or other securities convertible into capital stock of Cobb Theatres, Cobb I, Cobb II or Cobb Finance.

    6.12 Regal Common Stock. The issuance and delivery by Regal of shares of Regal Common Stock in connection with the Mergers, the Acquisition and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Regal. The shares of Regal Common Stock to be issued in connection with the Mergers, the Acquisition and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

    6.13 Pooling of Interests. Regal has not taken or failed to take any action which, to the actual knowledge of the executive officers of Regal, would prevent the accounting for the Mergers as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

    6.14 Full Disclosure. All of the information provided by Regal and its representatives herein or in the Regal Disclosure Letter are true, correct and complete in all material respects and no representation, warranty, or statement made by Regal in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Cobb Theatres or the Partnership. None of the executive officers of Regal has withheld from the Cobb Group or its representatives disclosure of any event, condition, or fact that such officer knows could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of Regal, other than business conditions affecting the theater business generally.

                                      ARTICLE 7.

                                      COVENANTS

    7.1 Covenants of Regal, Cobb Theatres and the Partnership. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing) each of Regal, the Cobb Group and the Partnership covenants with the others that, insofar as the obligations relate to it:

         (a) Each of Regal, the Cobb Group and the Partnership shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business deals with them to the end that their good will and ongoing businesses shall not be impaired in any material respect at the Effective Time.

         (b) From the date hereof to the Effective Time, each of the Cobb Group, the Partnership and Regal shall allow all designated officers, attorneys, accountants and other representatives of the others access at all reasonable times during regular business hours to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Cobb Group, the Partnership and Regal.

         (c) Except as and to the extent required by law, Regal, the Cobb Group and the Partnership hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Mergers and Acquisition. Except as required by law, and as set forth in this subparagraph (c), none of Regal, the Cobb Group or the Partnership nor any of their representatives shall make any public statements regarding the Mergers, the Acquisition or this Agreement without the prior approval of the other parties. After reasonable prior notice to the other parties, Regal or the Cobb Group may make such statements, disclosures and filings as it is advised by its counsel are necessary or appropriate for a public company. In the event the Mergers are not effective for any reason, the confidentiality letter agreement between Regal, the Cobb Group and the Partnership shall remain in full force and effect.

    7.2 Covenants of the Cobb Group and the Partnership. Each of the Cobb Group and the Partnership covenants and agrees that between the date hereof and continuing until the Effective

Time (except as expressly contemplated or permitted hereby, or to the extent that Regal shall otherwise consent in writing):

         (a) Prior to the Effective Time, each of the Cobb Group and the Partnership agrees that it shall, and shall direct and use its best efforts to cause its Managers, officers, employees, Members, Partners, advisors, accountants and attorneys (the "Representatives") including such Representatives of any of the Cobb Group's or the Partnership's affiliated entities or persons, not to solicit or entertain offers in any manner, encourage, discuss, accept or consider any proposal from a third party or its representative, engage in any written or verbal discussions or negotiations concerning or enter into any agreements, understandings or contracts relating to any merger, consolidation, liquidation, dissolution, acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Cobb Group or the Partnership, or providing for or requiring the Cobb Group or the Partnership to abandon, terminate or fail to consummate the Mergers and the Acquisition. Notwithstanding the foregoing, the Cobb Group and the Partnership shall be entitled to conduct discussions or negotiations with banks or underwriters concerning their ongoing plans to meet future capital needs. The Cobb Group and the Partnership acknowledge and agree that Regal has refrained from pursuing and considering other acquisition arrangements with the consequence that the opportunities and benefits of them are foregone or delayed and that Regal has expended significant time and effort to evaluate the Mergers and Acquisition and, in conjunction therewith, the Cobb Group and the Partnership acknowledge that Regal has incurred significant expense and fees through preparation, travel and fees of financial, legal and accounting advisors.

         (b) Each of the Cobb Group and the Partnership will make all normal and customary repairs, replacements, and improvements to its facilities, will not dispose of any assets other than at fair market value and with the prior written consent of Regal, and without limiting the generality of the foregoing or the covenants set forth in 7.1(a), none of Cobb Theatres, Cobb I, Cobb II, Cobb Finance nor the Partnership will, without the prior written consent of Regal, which consent shall not be unreasonably withheld with respect to the matters set forth in (v) and (ix):

              (i) change its Articles of Organization, Operating Agreement, Articles of Incorporation, Bylaws or Partnership Agreement, as applicable, or merge and consolidate with or into any entity or obligate itself to do so;

              (ii) declare, set aside or pay any cash dividend or other distribution on or in respect of its capital stock, or any redemption, retirement or purchase with respect to its capital stock or issue any additional shares of its capital stock. Notwithstanding the foregoing, Cobb Theatres and the Partnership may pay reasonable fees and expenses related to the Mergers and Acquisition in accordance with a schedule of estimated fees and expenses approved by Regal;

              (iii) discharge or satisfy any lien, charge, encumbrance or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

              (iv) authorize, guarantee or incur indebtedness in excess of $50,000 except in the ordinary course of business;

              (v) make any capital expenditures or capital additions or betterments, or commitments therefor, in excess of $50,000 except in the ordinary course of business;

              (vi) loan funds to any person (other than reasonable travel advances in the ordinary course of business);

              (vii) institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body other than litigation handled by insurance carriers in the ordinary course of business;

              (viii) mortgage, pledge or subject to any other encumbrance any of its property or assets, tangible or intangible other than purchase money indebtedness incurred in the ordinary course of business subject to any limitations contained in this Section 7.2(b);

              (ix) other than ordinary and customary raises for theater employees authorize any compensation increases of any kind whatsoever for any employee, provided Cobb Theatres shall pay owing or accrued deferred compensation;

              (x) engage in any extraordinary transaction that is not in the ordinary course of business; or

              (xi) enter into any material contract including leases and real estate agreements but excluding contracts for such items as bookings transactions, repairs, purchases of concessions inventory or other materials or supplies used to conduct the business of the Cobb Group or the Partnership.

    Notwithstanding the foregoing, Regal, the Cobb Group and the Partnership shall from time to time consult with each other regarding the business plans of the Cobb Group and the Partnership.

         (c) At least 15 days prior to the Closing Date, Cobb Theatres shall deliver to Regal the list of names and addresses of those persons who were, in Cobb Theatres' reasonable judgment, "affiliates" (each such person, a "Cobb Affiliate Shareholder") of the Cobb Group and the Partnership within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Cobb Group shall provide Regal such information and documents as Regal shall reasonably request for purposes of reviewing such list. The Cobb Group shall use all reasonable efforts to deliver or cause to be delivered to Regal prior to the Closing Date, from each of the Cobb Affiliate Shareholders identified in the foregoing list, an Affiliate Letter in the form attached hereto as
    Exhibit 7.2(c). Regal shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Regal Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Regal Common Stock consistent with the terms of such Affiliate Letters, all as detailed in Exhibit 7.2(c).

         (d) Without the prior written consent of Regal, neither the Cobb Group nor the Partnership shall take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Cobb Theatres, Cobb I, Cobb II, Cobb Finance and the Partnership herein not to be true, correct and accurate as of the Closing Date.

         (e) Cobb Theatres, prior to the Closing Date, shall have delivered to Regal its audited financial statements for the year ended December 31, 1996. Cobb Theatres and the Partnership shall promptly provide to Regal monthly and quarterly financial statements of Cobb Theatres and the Partnership.

         (f) From and after the date hereof and until the Effective Time, neither the Cobb Group nor the Partnership shall (i) take any action, or fail to take any action, that it knows would jeopardize the treatment of the Mergers as a "pooling of interests" for accounting purposes; (ii) take any action, or fail to take any action, that it knows would jeopardize qualification of the Mergers as a reorganization within the meaning of
    Section 368(a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

    7.3 Covenants of Regal. Regal covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the Cobb Group or the Partnership shall otherwise consent in writing):

         (a) Regal shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Regal Common Stock issuable in the Mergers and the Acquisition, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Regal Common Stock, subject to official notice of issuance.

         (b) Regal shall promptly send to the Cobb Group and the Partnership copies of all filings with the Securities and Exchange Commission.

         (c) Without the prior written consent of the Cobb Group or the Partnership, Regal shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Regal herein not to be true, correct and accurate as of the Closing Date.

         (d) From and after the date hereof and until the Effective Time, Regal shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Mergers as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Mergers as a reorganization within the meaning of
    Section 368(a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

         (e) Regal shall nominate and use its best efforts to cause to be elected one representative designated by the Members of the Cobb Group to serve as a member of Regal's Board of Directors; provided, however, that such representative shall resign as a director (or not be elected as a director) if Cobb Theatres or the former Members of Cobb Theatres hold less than 1,700,000 shares of Regal Common Stock, which number of shares shall be subject to change as the result of any stock split or stock dividend.

         (f) Regal (or, at Regal's option a wholly-owned subsidiary of Regal) shall become the obligor of the $85,000,000 aggregate principal amount of the 105/8% Senior Secured Notes due 2003 (the "Notes") of the Cobb Group and shall be accepted as such obligor by IBJ Schroder, as trustee (the "Trustee") under the Indenture dated as of March 6, 1996 among Cobb Theatres, Cobb Finance and the Trustee, and Regal or its subsidiary, as the case may be, shall hold Cobb Theatres harmless for any liability for or payment of the Notes.

         (g) Regal shall either repay or assume the existing indebtedness of the Partnership's properties.

         (h) Regal shall report post-Mergers combined results in a Current Report on Form 8-K no later than 30 days after the end of the first full calendar month following the Closing if the requirement for publication of 30 days post-Mergers combined results shall not have been satisfied in some other manner by such time in compliance with applicable rules.

                                      ARTICLE 8.

                                      CONDITIONS

    8.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of Regal, the Cobb Group and the Partnership to effect the Mergers and Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Mergers or the Acquisition; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers or the Acquisition.

         (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, any lenders, lessors or other third parties, required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Mergers and Acquisition and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Regal, the Cobb Group, and the Partnership taken as a whole, following the Effective Time.

         (c) Regal shall have received copies of all resolutions adopted by the Members of Cobb Theatres, by the Boards of Directors and shareholders of Cobb I, Cobb II and Cobb Finance and by the Partners of the Partnership in connection with this Agreement and the transactions contemplated hereby. The Cobb Group shall have received from Regal, Merger Sub I, Merger Sub II and Merger Sub III copies of all resolutions adopted by the Board of Directors of each respective company and the shareholders of Merger Sub I, Merger Sub II and Merger Sub III in connection with this Agreement and the transactions contemplated hereby.

         (d) Regal shall have entered into a Registration Rights Agreement with the Members and Partners granting such persons a single demand registration right to sell the shares of Regal Common Stock issuable hereunder in an underwritten public offering, and unlimited piggyback registration rights for two years following Closing. Such Registration Rights Agreement shall be in the form attached hereto as Exhibit 8.1(d).

         (e) Regal (or at Regal's option, a wholly-owned subsidiary of Regal) shall have become the obligor under the Notes and the Trustee shall have approved such obligor.

         (f) Regal shall have either repaid or assumed the indebtedness on the Partnership's properties.

    8.2 Conditions to Obligation of Cobb Theatres and the Partnership to Effect the Mergers. The obligation of Cobb Theatres and the Partnership to effect the Mergers and Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Regal shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Regal, Merger Sub I, Merger Sub II and Merger Sub III contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Cobb Theatres and the Partnership shall have received a certificate of the President or the Chief Financial Officer of Regal, dated the Closing Date, certifying to such effect.

         (b) Cobb Theatres and the Partnership shall have received a written opinion, dated as of the Closing Date, from the legal counsel of Regal, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of Regal and Cobb Theatres and the Partnership.

         (c) From February 28, 1997 through the Effective Time there shall not have occurred any material change in the financial condition, business, operations or prospects of Regal, other than any change that affects the Cobb Group, the Partnership and Regal in a substantially similar manner; provided, however, that if an audit of Regal's consolidated financial statements would have disclosed a material adverse change between the date of Regal's audited consolidated financial statements for the fiscal year ended January 2, 1997, then the date shall be deemed to be the earlier date.

         (d) The Cobb Group and the Partnership shall have completed to their satisfaction, on or before 15 days following the date of this Agreement, a review of Regal's business, operations and any matters raised in the Regal Disclosure Letter. If the Cobb Group and the Partnership determine that this condition is not satisfied, then they shall notify Regal in writing specifying in reasonable detail why this condition is not satisfied.

         (e) Regal shall have agreed to hold harmless the Members and the Partners (or their spouses) against any losses they may incur as a result of guarantees of the Cobb Group's or the Partnership's leases or indebtedness from which they have not been released.


    8.3 Conditions to Obligation of Regal, Merger Sub I, Merger Sub II and Merger Sub III to Effect the Mergers. The obligations of Regal, Merger Sub I, Merger Sub II and Merger Sub III to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Each of Cobb Theatres, Cobb I, Cobb II, Cobb Finance and the Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Cobb Theatres Cobb I, Cobb II, Cobb Finance and the Partnership contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Regal shall have received a certificate of the Chief Executive Officer of Cobb Theatres and of the Partnership, dated the Closing Date, certifying to such effect.

         (b) Regal shall be satisfied that the Mergers will qualify for accounting by Regal as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, Regal shall have received, on or before the Closing Date, a letter from Coopers & Lybrand, LLP (or any other accountants of Regal's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by Regal as a "pooling of interests" for accounting purposes.

         (c) From February 28, 1997 through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of Cobb Theatres or the Partnership, other than any such change that affects Cobb Theatres, the Partnership and Regal in a substantially similar manner; provided, however, that if an audit of Cobb Theatres' or the Partnership's financial statements would have disclosed a material adverse change between the date of Cobb Theatres' or the Partnership's financial statements for 1996 and the Effective Time, then the date shall be deemed to be the earlier date.

         (d) Regal shall have received a written opinion, dated as of the Closing Date, from the legal counsel of the Cobb Group and the Partnership, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of Regal, the Cobb Group and the Partnership.

         (e) Regal shall have received an unqualified report of Ernst & Young L.L.P. on the Cobb Group financial statements for the year ended December 31, 1996 and such financial statements shall not differ materially from the financial information provided by Cobb Theatres to Regal.

         (f) Prior to 15 days following the date of this Agreement, Regal shall have determined that the consummation of the Mergers and Acquisition meets all applicable requirements of its Amended and Restated Loan Agreement.

         (g) In order to ensure that following the consummation of the Mergers and Acquisition certain members and partners of Cobb Theatres and the Partnership shall not
                                          33
    engage in certain activities as specified in the noncompetition agreements, certain members and partners of Cobb Theatres and the Partnership shall have executed noncompetition agreements, in form and substance attached as
    Exhibit 8.3(g).

         (h) In order to ensure that Cobb Theatres and the Cobb Shareholder Affiliates shall not sell any of their shares of Regal Common Stock issued pursuant to this Agreement during the requisite period under the pooling of interests regulations, Cobb Theatres and such Cobb Shareholder Affiliates shall, execute Affiliates' Agreements, in form and substance attached as
    Exhibit 8.3(h).

         (i) Cobb Theatres shall deliver its irrevocable proxy to vote in favor of the transactions contemplated by this Agreement and all the Members of Cobb Theatres shall deliver their irrevocable proxy to vote in favor of the Mergers to Regal, in form and substance attached as Exhibits 8.3(i)(1) and (2).

         (j) Any outstanding options or warrants to acquire any interest in Cobb Theatres shall have been exercised or canceled.

         (k) Regal shall have completed to its satisfaction, on or before 15 days following the date of this Agreement, a review of the Cobb Group's and the Partnership's business, operations and any matters raised in the Cobb Group's or the Partnership's Disclosure Letter. If Regal determines that this condition is not satisfied, then it shall notify the Cobb Group and the Partnership in writing specifying in reasonable detail why this condition is not satisfied.

         (l) Regal, the Cobb Group and the Partnership shall have obtained the consents of any party specified in Sections 4.7 and 5.3 of the Cobb Disclosure Letter, or any other party that Regal reasonably determines is appropriate.

         (m)  The Cobb Group shall have caused the agreements set forth on
    Schedule 8.3(m) hereto to be terminable upon one month's notice without penalty effective as of the Closing.

         (n) The individuals who are subject of split dollar life insurance policies shall have agreed to assume the obligation to make premium payments following the Closing and to repay premiums previously paid by the Cobb Group at the earlier of any cancellation of the applicable policy or the payment of benefits thereunder.


                                      ARTICLE 9.

                                     TERMINATION

    9.1 Termination by Mutual Consent. This Agreement may be terminated and the Acquisition and the Mergers may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Members of Cobb Theatres or the Partners, by the mutual consent of Regal and Cobb Theatres.

    9.2 Termination by Either Regal or Cobb Theatres. This Agreement may be terminated and the Acquisition and the Mergers may be abandoned by action of the Board of Directors of Regal or by action of the Managers of Cobb Theatres if (a) the Mergers shall not have been consummated by September 30, 1997, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree, or (c) the closing per share sales price of Regal Common Stock is less than $21.00 on the last trading day prior to the Closing Date.

    9.3 Termination by Cobb Theatres. This Agreement may be terminated and the Acquisition and the Mergers may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the Members of Cobb Theatres by action of Managers of Cobb Theatres, if (a) there has been a breach by Regal, Merger Sub I, Merger Sub II or Merger Sub III of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Regal Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Regal, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Cobb Theatres to Regal.

    9.4 Termination by Regal. This Agreement may be terminated and the Acquisition and the Mergers may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Regal, if (a) there has been a breach by Cobb Theatres, Cobb I, Cobb II, Cobb Finance or the Partnership of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Cobb Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Cobb Theatres, Cobb I, Cobb II, Cobb Finance or the Partnership, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Regal to Cobb Theatres, or
(c) the Mergers will not qualify for accounting by Regal as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC.

    9.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Section, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective managers, partners, directors, members, officers, employees, agents or shareholders of any of them.

    9.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, managers or Partners may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                     ARTICLE 10.

                                  GENERAL PROVISIONS

    10.1 Non-survival of Representations and Warranties. All representations and warranties of the parties, in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Mergers and shall not survive the Mergers.

    10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Regal, Merger Sub I,         If to Cobb Theatres, Cobb I, Cobb
    Merger Sub II or                   II, Cobb Finance or the Partnership:
    Merger Sub III:

    Michael L. Campbell                Robert M. Cobb
    President and Chief                Cobb Theatres, L.L.C.
      Executive Officer                924 Montclair Road
    Regal Cinemas, Inc.                Birmingham, Alabama 35213
    7132 Commercial Park Drive
    Knoxville, Tennessee  37918

    with a copy to:                    with a copy to:

    Herbert S. Sanger, Jr.             David M. Wooldrige
    Wagner, Myers & Sanger, P.C.       Sirote & Permutt
    1801 Plaza Tower                   222 Arlington Avenue South
    Knoxville, Tennessee  37929        Birmingham, Alabama 35205

    and:                               and:

    F. Mitchell Walker, Jr.            Joe G. Davis, Jr.
    Bass, Berry & Sims PLC             Davis & Doster
    2700 First American Center         3343 Peachtree Road, N.E.
    Nashville, Tennessee  37238        Suite 915
                                       Atlanta, Georgia  30326

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    10.3 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    10.4 Entire Agreement. This Agreement, the Exhibits, the Cobb Disclosure Letter, the Regal Disclosure Letter, the confidentiality letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    10.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors or managers, at any time before or after approval of matters presented in connection with the Mergers by the shareholders Regal, Cobb I, Cobb II and Cobb Finance and the Members of Cobb Theatres, but after any such approval, no amendment shall be made which by law requires the further approval of shareholders or Members without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    10.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Alabama applicable to contracts made and to be performed wholly within such state.

    10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and limited liability companies.

    10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    10.11 Incorporation of Exhibits. The Cobb Disclosure Letter, the Regal Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    10.14 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Mergers and Acquisition and the transactions contemplated hereby.

    10.15 Press Releases. All press releases issued by Regal, Cobb Theatres or the Partnership with respect to these transactions shall be in form reasonably approved by Regal, Cobb Theatres and the Partnership.

    10.16 Knowledge. For purposes of this Agreement, the term "Knowledge" shall be limited to the actual knowledge, without independent investigation, of the Members, the Partners or the senior executives of the Cobb Group or the Partnership (the "Principals").

    10.17 Cobb Material Adverse Effect. For purposes of this Agreement, a Cobb Material Adverse Effect shall mean any event, occurrence, act or omission that would have a material adverse effect on the business, results of operations or financial condition of the Cobb Group and the Partnership on a consolidated basis.

    10.18 Restructuring of Mergers. In the event that Regal determines that a wholly-owned subsidiary shall become the obligor on the Notes, it may form a subsidiary which shall be the owner of the capital stock of Regal Acquisition Corporation, RAC Corporation and RAC Finance Corp. In all other respects, the terms of the Mergers shall remain the same.

    10.19 Cooperation of Cobb Theatres, LLC. Cobb Theatres agrees that it will take all such actions as are reasonably necessary to effect Regal's (or at Regal's option a wholly-owned subsidiary of Regal's) becoming the obligor on the Notes.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

ATTEST:                                  REGAL CINEMAS, INC.


By:                                      By:
    Lewis Frazer III                         Michael L. Campbell
    --------------------------               ---------------------------------
                                             Michael L. Campbell
                                             President and Chief Executive
                                               Officer

ATTEST:                                  REGAL ACQUISITION CORPORATION


By:                                      By:
    Lewis Frazer III                         Michael L. Campbell
    --------------------------               ---------------------------------
                                             Michael L. Campbell
                                             President and Chief Executive
                                               Officer

ATTEST:                                  RAC CORPORATION


By:                                      By:
    Lewis Frazer III                         Michael L. Campbell
    --------------------------               ---------------------------------
                                             Michael L. Campbell
                                             President and Chief Executive
                                               Officer

ATTEST:                                  RAC FINANCE CORP.


By:                                      By:
    Lewis Frazer III                         Michael L. Campbell
    --------------------------               ---------------------------------
                                             Michael L. Campbell
                                             President and Chief Executive
                                               Officer

ATTEST:                                  COBB THEATRES, L.L.C.


By:                                      By:
    Illegible                                Robert M. Cobb
    --------------------------               ---------------------------------
                                             Robert M. Cobb
                                             President and Chief Executive
                                               Officer

ATTEST:                                  TRICOB PARTNERSHIP


By:                                      By:
    Illegible                                Robert M. Cobb
    --------------------------               ---------------------------------
                                             Robert M. Cobb
                                             President and Chief Executive
                                               Officer

ATTEST:                                  R.C. COBB, INC.


By:                                      By:
    Illegible                                Robert M. Cobb
    --------------------------               ---------------------------------
                                             Robert M. Cobb
                                             President and Chief Executive
                                               Officer

ATTEST:                                  COBB THEATRES II, INC.


By:                                      By:
    Illegible                                Robert M. Cobb
    --------------------------               ---------------------------------
                                             Robert M. Cobb
                                             President and Chief Executive
                                               Officer

ATTEST:                                  COBB FINANCE CORP.


By:                                      By:
    Illegible                                Robert M. Cobb
    --------------------------               ---------------------------------
                                             Robert M. Cobb
                                             President and Chief Executive
                                               Officer

Each of the undersigned Partners of Tricob Partnership hereby agrees to transfer, sell, assign and dispose of his Partnership Interest in Tricob Partnership pursuant to the terms and conditions of the Agreement and Plan of Merger dated June 11, 1997.


                                    R C Cobb
                                    -----------------------------------------


                                    Robert M. Cobb
                                    -----------------------------------------


                                    Illegible
                                    -----------------------------------------


                                    Illegible
                                    -----------------------------------------
                                                                  as Trustees